Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
SETTLEMENT AGREEMENT APPROVED IN NEW JERSEY
MGM MIRAGE to Sell Interest in the Borgata Hotel & Casino
Las Vegas, Nevada, March 17, 2010 — MGM MIRAGE (NYSE: MGM) today announced that the New Jersey Casino Control Commission (CCC) approved the settlement agreement between the Company and the New Jersey Division of Gaming Enforcement (DGE) under which the Company will sell its 50% ownership interest in the Borgata Hotel Casino & Spa and related leased land in Atlantic City.
“The DGE’s Report acknowledges there is no evidence that Pansy Ho has engaged in any wrongdoing or been accused of any illegal activity,” said MGM MIRAGE Chairman and CEO Jim Murren. “Gaming regulators in the other jurisdictions where we operate casinos are well aware of this matter, had access to the same information as the New Jersey gaming regulators, and have all either determined that the Company’s relationship with Pansy Ho is appropriate or that further action was not necessary.
“MGM MIRAGE structured its business relationship with Pansy Ho to ensure the highest standards of operation and compliance with all applicable gaming laws and to protect against any improper influence. We have had a very positive working relationship with Pansy Ho and have a spotless operating record at MGM Grand Macau, which opened more than two years ago. We are the only operator in Macau with a fully independent compliance committee and our joint venture meets the highest standards of good governance,” said Mr. Murren.
The Company owns the Borgata through a 50-50 joint venture with Boyd Gaming Corporation whose interest is not affected by the settlement.
Under the terms of the settlement, the company will place its interest in the Borgata and related leased land in a divestiture trust. The settlement mandates the sale of the trust property within a 30-month period. During the first 18 months, the Company will have the right to direct the trustee to sell the trust property, subject to approval of the CCC. If a sale is not concluded by that time, the trustee will be responsible for selling the Company’s interest in the Borgata and related leased land during the following 12-month period.
“The Borgata is the most successful property in the Atlantic City marketplace, and we expect there will be strong interest in this valuable asset. The agreement provides ample time for an orderly disposition of our interest to maximize its value to the MGM shareholders,” said Mr. Murren.
Prior to the consummation of the sale, the divestiture trust will retain any cash flows received in respect of the assets in trust, but will pay property taxes and other costs attributable to the trust property to the extent that minimum trust cash balances are maintained.
The Company will be the sole economic beneficiary of the trust and will be permitted to reapply for a New Jersey gaming license beginning 30 months after the completion of the sale.
MGM MIRAGE (NYSE: MGM — News), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in five other properties in Nevada, New Jersey, Illinois and Macau. One of those investments — CityCenter — is also managed by MGM MIRAGE. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip with Gold LEED® certifications, is a joint venture between MGM MIRAGE and Infinity World

Development Corp, a subsidiary of Dubai World. CityCenter features ARIA Resort & Casino, Vdara Hotel & Spa, Mandarin Oriental, Las Vegas; Veer Towers, and Crystals retail and entertainment district. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for the Company’s indebtedness in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947